Exhibit 10.18

SERVICE AGREEMENT

AGREEMENT dated as of August 25, 2021 (the “Effective Date”), by and between Third Rock Ventures, LLC., a Delaware corporation (the “Service Provider”), and Septerna, Inc., a Delaware corporation (the “Company”).

1. Service Provider Duties. The Service Provider hereby agrees that, during the term of this Agreement specified in Section 3 hereof, it will provide certain services (collectively, the “Services”) to the Company as may be requested, from time to time, by the Company and agreed to by the Service Provider, which Services shall include, without limitation, business, technical, financial, IT or scientific advice related to Company’s business. The Service Provider will devote such time and efforts to the performance of Services contemplated hereby as the parties mutually agree is reasonably necessary or appropriate. The Company acknowledges that the Service Provider’s services are not exclusive and that the Service Provider will render similar services to other persons and entities. In providing services to the Company, the Service Provider will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that neither the Company, on the one hand, nor the Service Provider, on the other, has the right or ability to contract for or on behalf of the other or to effect any transaction for the other’s account.

2. Fee. In consideration of the Services to be provided by the Service Provider hereunder, the Company shall pay to the Service Provider a fee (the “Fee”). Within ten (10) business days after the end of each quarter, Service Provider shall submit to the current CEO of the Company for the Company’s review and approval, an invoice reflecting the total hours spent performing the Services for the previous quarter. The Company will issue payment for all undisputed amounts within 30 days of receipt of the invoice.

3. Term of Agreement. Commencing on the date hereof, Services will be performed hereunder and this Agreement shall remain in effect (subject to Section 6 below) until terminated pursuant to Section 4 below.

4. Termination. This Agreement may be terminated without cause and without penalty at any time on thirty (30) days’ prior written notice by either party hereto. Upon termination, Service Provider will provide all Work Product generated as of the termination date to Company and Company shall pay all amounts due for Services performed prior to termination.

5. Amendment. This Agreement can be modified or amended (or any provision hereof waived) only by a writing signed by the parties hereto.

6. Assignment. No party hereto has the right to assign this Agreement without the prior written consent of the other party; provided, however, that either party may, without such consent, assign its rights and obligations under this Agreement to any affiliate or, in connection with a merger, consolidation or sale of substantially all of the business to which this Agreement relates, to an unrelated third party.

7. Work Product. Service Provider will endeavor to disclose to Company, all work product, information, data, inventions, discoveries, results, reports, developments, improvements, ideas, know-how, techniques, methods, processes, research, or documents, and other works of authorship (collectively the “Work Product”), whether or not patentable, copyrightable, or entitled to other forms of legal protection, that are developed, conceived, or reduced to practice by Service Provider (alone or jointly with others or under Service Provider’s direction): (a) in the performance of the Services or (b) by use of Company’s intellectual property (including without limitation, Confidential Information), equipment or facilities. Notwithstanding the foregoing, absent Service Provider’s gross negligence or willful misconduct, failure to disclose such Work Product shall not constitute a breach of this Agreement, provided that, Service Provider provides such disclosure upon Company’s request. Service Provider shall not use any third party intellectual property or facilities in performing the Services contemplated by this Agreement or engage in any other activities that would result in a third party having an ownership interest in any Work Product.

8. Assignment of Work Product. Service Provider hereby assigns, and agrees to assign, to Company (and/or its designee specified by Company in writing), all ownership and right, title and interest in Work Product such that Company shall enjoy and shall be entitled to exercise all the rights of a sole, exclusive holder in such Work Product. To the extent any copyrights are assigned under this Section 8, Service Provider irrevocably waives in favor of Company, to the extent permitted by applicable law, any and all claims Service Provider may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply. During and after the term of this Agreement, Service Provider will cooperate fully in obtaining patent and other proprietary protection for any and all Work Product, all in the name of Company (and/or its designee) and at Company’s expense, and shall execute and deliver all requested applications, assignments and other documents, and take such other measures as Company may reasonably request, in order to perfect and enforce Company’s (and/or its designee’s) rights in any and all Work Product. Service Provider hereby appoints Company as its attorney-in-fact to execute and deliver any such documents on behalf of Service Provider in the event Service Provider shall fail to do so.

9. Confidentiality & Non-Use.

(a) Service Provider acknowledges that Service Provider’s relationship with Company is one of high trust and confidence and that in the course of Service Provider’s service to Company, Service Provider will have access to and contact with Confidential Information. “Confidential Information” means (i) all Work Product and (ii) any and all scientific, technical, financial, or business information in written, oral, visual, graphic, video, computer, electronic, or other form, that is possessed or obtained by, developed for, or given to Company that is treated by Company as confidential or proprietary and furnished or made available to Service Provider by or on behalf of Company. Company will use commercially reasonable efforts to label or identify all Confidential Information as confidential or proprietary. Notwithstanding the foregoing, Confidential Information will include all information that due to its nature would cause a reasonable person in the industry to know that it is confidential or proprietary even if not so marked or identified. Service Provider agrees to hold Confidential Information in confidence and exercise reasonable precautions to protect the integrity and confidentiality of the Confidential Information and to use Confidential Information solely as reasonably necessary for the performance of the Services.

(b) Service Provider will have no obligation of confidentiality and non-use with respect to any portion of Confidential Information that: (i) is generally known to the public at the time of disclosure or becomes generally known through no fault of Service Provider; (ii) is in Service Provider’s possession at the time of disclosure, as evidenced by its written records, other than as a result of Service Provider’s breach of any legal obligation; (iii) is obtained without restriction from a third party having the legal right to disclose the same to Service Provider; or (iv) is independently developed by Service Provider without the use of Confidential Information, as evidenced by Service Provider’s written records. If required to be disclosed by law, governmental rule or regulation or order of a court with competent jurisdiction, Service Provider may disclose Confidential Information, provided that the disclosure is subject to all applicable governmental or judicial protection available for like material, and to the extent permitted by law, reasonable advance notice is given to Company so that Company may seek a protective order or other remedy with respect to narrowing the scope of disclosure.

(c) Company shall at all times remain the sole owner of its Confidential Information and all intellectual property related thereto. Except as expressly set forth in this Agreement, nothing herein shall be construed as granting to Service Provider, by implication, estoppel or otherwise, any right, title or interest in, or any license under, any intellectual property right of Company (including without limitation, Confidential Information).

(d) Upon the request of Company, Service Provider will (a) destroy any and all copies of Confidential Information and (b) provide a written certification to Company regarding such destruction. In any event, Service Provider will return all copies of Confidential Information upon the earlier of the termination of the term of this Agreement or request by Company. Service Provider may, however, (i) retain one (1) copy of the Confidential Information in its confidential files, solely for the purpose of monitoring its continuing obligations of confidentiality hereunder and (ii) not be obligated to erase any Confidential Information contained in an archived computer system backup in accordance with security and/or disaster recovery procedures; provided however, that any such Confidential Information retained under this Section 9 shall continue to be subject to the terms of this Agreement.

10. Equitable Relief. Service Provider acknowledges that irreparable harm may be done to Company’s business through the breach of Service Provider’s obligations set forth in Sections 7, 8 or 9 above, for which damages at law may not be an adequate remedy. Service Provider agrees, therefore, that, in addition to any other remedy it may have, Company shall be entitled to enforce the specific performance of this Agreement by Service Provider and to seek and obtain both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting bond.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708.

12. Sole Agreement. This Agreement reflects the sole understanding of the parties hereto with respect to the subject matter hereof and supersedes and replaces all agreements between the Company and the Service Provider with respect to the subject matter hereof.

13. Non-Exclusivity. The services to be rendered by the Service Provider to the Company under this Agreement shall not be deemed to be exclusive. The Service Provider shall be free to render services, including services similar to those to be provided hereunder, to other Persons.

14. Counterparts. This letter agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement (or amendment, as the case may be). An executed counterpart of a signature page to this letter agreement delivered by facsimile or in .pdf or other electronic format shall be binding in the same manner as a manually executed counterpart delivered in person.

15. Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16. Survival. Any termination of this Agreement shall be without prejudice to any obligation of either Party that shall have accrued and then be owing prior to termination. Without limiting the foregoing, Section 2, and Sections 6 through 15 of this Agreement shall survive any termination of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Service Agreement as of the day and year first above written.

SERVICE PROVIDER:		COMPANY:

THIRD ROCK VENTURES, LLC		SEPTERNA, INC.

By:	/s/ Kevin Gillis	By:	/s/ Jeffrey Finer
Printed Name: Kevin Gillis Title: Partner and Chief Operating Officer Date: November 1, 2021		Printed Name: Jeffrey Finer Title: President Date: 10/26/2021

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